Exhibit 1.2
ACE INA HOLDINGS INC.
(a Delaware corporation)
Debt Securities
Unconditionally Guaranteed as to Payment of
Principal, Premium, if any, and Interest by
ACE LIMITED
TERMS AGREEMENT
June 3, 2009

To:	ACE INA HOLDINGS INC. 436 Walnut Street, WB12B Philadelphia, PA 19106 ACE LIMITED Bärengasse 32, Zurich, Switzerland CH-8001
Ladies and Gentlemen:
     We understand that ACE INA Holdings Inc., a Delaware company (the “Company”), proposes to issue and sell $500,000,000 aggregate principal amount of its senior debt securities (the “Underwritten Securities”), which will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by ACE Limited, a Swiss company. Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the principal amount of Underwritten Securities opposite their names set forth below at the purchase price set forth below.

		Principal Amount of
Underwriter	Percentage	Underwritten Securities
Morgan Stanley & Co. Incorporated	30.0%	$150,000,000
Barclays Capital Inc.	20.0%	$100,000,000
RBS Securities Inc.	20.0%	$100,000,000
Citigroup Global Markets Inc.	5.65%	$28,250,000
Deutsche Bank Securities Inc.	5.65%	$28,250,000
J.P. Morgan Securities Inc.	5.65%	$28,250,000
Wachovia Capital Markets, LLC	5.65%	$28,250,000
HSBC Securities (USA) Inc.	1.85%	$9,250,000
ING Financial Markets LLC	1.85%	$9,250,000
Lloyds TSB Bank plc	1.85%	$9,250,000
ANZ Securities, Inc.	1.85%	$9,250,000

Total:	100%	$500,000,000

     The Underwritten Securities shall have the following terms:

Title:	5.90% Senior Notes due 2019
Rank:	Senior Debt
Ratings:	A3/ A- /A
Aggregate principal amount:	$500,000,000
Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Currency of payment:	United States Dollars
Interest rate or formula	5.90% per annum
Interest payment dates:	Each June 15 and December 15, commencing on December 15, 2009
Regular record dates:	Each June 1 and December 1
Stated maturity date:	June 15, 2019
Redemption provisions:	As disclosed in the Company’s Prospectus Supplement dated June 3, 2009 to Prospectus dated December 15, 2008
Sinking fund requirements:	None
Conversion or exchange provisions:	None
Listing requirements:	None
Black-out provisions:	None
Fixed or Variable Price Offering:	Fixed Price Offering
Initial public offering price:	99.046% of the principal amount, plus accrued interest, if any, from June 8, 2009
Purchase price:	98.396% of the principal amount
Form:	Global certificate representing the Underwritten Securities registered in the name of Cede & Co., as nominee of the Depository Trust Company
Applicable Time:	2:00 P.M.

Other terms and conditions:	The Underwritten Securities will be issued under an indenture dated as of August 1, 1999, among the Company, the Guarantor and The Bank of New York Mellon (formerly known as The Bank of New York Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago), as trustee (the “Senior Indenture”). All references in the Underwriting Agreement (as defined below) to the “applicable Indenture” shall be deemed to refer to the Senior Indenture.
Settlement date:	T+3 (June 8, 2009)
Closing date and location:	June 8, 2009; Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019
Notices: Notice to the Underwriters shall be directed to the Representative(s) c/o:
Morgan Stanley & Co. Incorporated
1585 Broadway, 29th Floor
New York, NY 10036
Attention: Investment Banking Division
Phone: (212) 761-6691
Fascimile: (212) 507-8999
Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019
Attention: Syndicate Registration
Facsimile: (636) 834-8133
RBS Securities Inc.
600 Washington Boulevard
Stamford, CT 06901
Facsimile: (203) 873-4534
Attention: Debt Capital Markets Syndicate
     All of the provisions contained in the document attached as Annex I hereto entitled “ACE INA HOLDINGS INC.—Senior and Subordinated Debt Securities – Unconditionally Guaranteed as to Payment of Principal, Premium, if any, and Interest by ACE LIMITED —Underwriting Agreement” (the “Underwriting Agreement”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.
     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     Please accept this offer no later than 2 o’clock P.M. (New York City time) on June 3, 2009 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By	/s/ Yurij Slyz

Name: Yurij Slyz
Title: Vice President

BARCLAYS CAPITAL INC.

By	/s/ Travis Barnes

Name: Travis Barnes
Title: Managing Director

RBS SECURITIES INC.

By	/s/ Robert Fahrbach

Name: Robert Fahrbach
Title: Managing Director

Acting on behalf of themselves and as Representatives of the other named Underwriters.

Accepted:

ACE INA HOLDINGS INC.

By	/s/ Ken Koreyva Name: Ken Koreyva
Title: Chief Financial Officer and Treasurer

ACE LIMITED

By	/s/ Philip V. Bancroft

Name: Philip V. Bancroft
Title: Chief Financial Officer
[TERMS AGREEMENT SIGNATURE PAGE]

Schedule I
ISSUER FREE WRITING PROSPECTUS
Final Term Sheet dated June 3, 2009 (attached hereto as Schedule II)

Schedule II
ACE INA HOLDINGS INC.
FINAL TERM SHEET

$500,000,000
ACE INA HOLDINGS INC.
5.90% Senior Notes due 2019
Fully and Unconditionally Guaranteed by
ACE Limited
FINAL TERM SHEET
Dated: June 3, 2009

Issuer:	ACE INA Holdings Inc.
Guarantor:	ACE Limited
Issue Ratings:	Moody’s — A3 S&P — A– Fitch — A
Security Type:	SEC Registered Senior Unsecured Notes
Size:	$500,000,000
Trade Date:	June 3, 2009
Maturity Date:	June 15, 2019
Coupon (Interest Rate)	5.90%
Issue Price:	99.046% of principal amount
Yield to Maturity:	6.028%
Spread to Benchmark Treasury:	+245 bps
Benchmark Treasury:	UST 3.125% due May 2019
Benchmark Treasury Price and Yield:	96-07+; 3.578%
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2009
Redemption Provision:	Make Whole Call — UST +40 bps
Redemption for Changes in Withholding Taxes — Par
Net Proceeds to ACE INA (before expenses)	$491,980,000
Settlement Date:	T+3 (June 8, 2009)
Book-Running Managers:	Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
RBS Securities Inc.
Co-Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
ANZ Securities, Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Lloyds TSB Bank plc
CUSIP:	00440E AM 9
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, Barclays Capital Inc. toll-free at 1-888-227-2275, ext. 2663 or RBS Securities Inc. toll-free at 1-866-884-2071.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Annex I
UNDERWRITING AGREEMENT
[Filed as Exhibit 1.1 to Form 8-K and not included herein]